Exhibit 10.2

GLOBAL RESTRICTED UNIT AGREEMENT

THIS AGREEMENT (the “Agreement”), made as of the      day of                201     (the “Grant Date”), by and between Take-Two Interactive Software, Inc. (the “Company”), and                        (the “Participant”).

W I T N E S S E T H:

WHEREAS, the Company desires to grant to the Participant restricted units (“Restricted Units”), each representing the right to receive, upon vesting, an amount equal to the Fair Market Value (as defined below) of one (1) share of common stock of the Company (a “Share”).

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Grant of Restricted Units.  Subject to the restrictions, terms and conditions of this Agreement, the Company hereby awards to the Participant                    Restricted Units.  The Restricted Units constitute an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Agreement, cash on the applicable vesting date for such Restricted Units as provided herein.  Until such delivery, the Participant shall have only the rights of a general unsecured creditor; provided, that if prior to the settlement of any Restricted Unit, (a) the Company pays a cash dividend (whether regular or extraordinary) or otherwise makes a cash distribution to a shareholder in respect of a Share, then the Company shall pay currently to the Participant (on or as soon as practicable (but in no event later than 30 days) following the date on which the underlying dividend or other distribution is made to a shareholder), in respect of each then-outstanding Restricted Unit held by him, an amount equal to any such cash dividend or distribution, and (b) the Company pays a non-cash dividend (whether regular or extraordinary) or otherwise makes a non-cash distribution in Shares or other property to a shareholder in respect of a Share, then the Company shall provide the Participant, in respect of each then-outstanding Restricted Unit held by him, an amount equal to the Fair Market Value (as defined in the Take-Two Interactive Software, Inc. 2009 Stock Incentive Plan (the “Plan”)) of such Shares or an amount equal to the fair market value of such other property as reasonably determined by the Company in good faith, as applicable, at the same time as such Restricted Unit vests and is settled under Section 2 below (and the Participant shall forfeit any such right to such amount if such Restricted Unit is forfeited prior to vesting).

2.              Vesting and Settlement.

(a)                                 The Restricted Units shall become vested and settled on [November 11, 2013 OR December 16, 2013]; provided that, subject to Section 3, the Participant has not had a Termination at any time prior to the applicable vesting date.  As used herein, the term “Termination” shall have the meaning ascribed to it in the Plan.  On the vesting date, the Company shall issue or transfer to the Participant, or cause to be issued or transferred to the Participant, an amount in cash having a value equal to the aggregate value of a number of Shares equal to the number of Restricted Units subject to vesting on such date, based on the closing price of the Shares on such settlement date on the principal national securities exchange on which the Shares are traded on such date (or if the Shares are not traded on such date, the immediately preceding trading date).  Notwithstanding anything herein to the contrary, in the discretion of the Company, each Restricted Unit (including any amount provided for pursuant to Section 1(a)) may be settled in Shares issued pursuant to the Plan (subject to any required delay in issuance as required under the Plan, but only to the same extent any such delay is imposed on the issuance of Shares in respect of awards of restricted stock or restricted units granted under the Plan to other employees of Rockstar Games, Inc. or its affiliates (“Rockstar”) on or about the date hereof) or under any other plan or program of the Company approved by the Company’s stockholders, or subject to compliance with applicable law and regulations, on a standalone basis, or in a combination of cash and Shares, if and only to the extent that there are sufficient Shares available for such purpose under the Plan or such other plan or program; provided that in all events such Shares shall be listed for trading on the principal national securities exchange on which the Shares are traded on such date.  To the extent that a Share is delivered to the Participant upon settlement of a Restricted Unit, the Participant shall be deemed the beneficial owner of the Share at the close of business on the settlement date and shall be entitled to any dividend or distribution that has not already been made with respect to such Shares if the record date for such dividend or distribution is after the close of business on such settlement date.

(b)                                 There shall be no proportionate or partial vesting in the periods prior to the vesting date and all vesting shall occur only on the vesting date, provided that no Termination has occurred prior to such date.

(c)                                  Following the consummation of a Change in Control (as defined below), the Restricted Units shall continue to vest and settle in accordance with the schedule set forth in Section 2(a) above, provided that all Restricted Units remaining unvested as of the twelve (12) month anniversary of the consummation of such Change in Control shall become fully vested and settled as of such date, provided that no Termination has occurred prior to such date.  Notwithstanding the immediately preceding sentence, if such Change in Control involves the conversion of Shares in whole into cash or in part into cash and in part into securities of the purchaser or acquiror (“Purchaser Securities”), then with respect to each Restricted Unit settled following such Change in Control, the Participant shall receive an amount in cash equal to the cash that the Participant would have received had he been the holder of one (1) Share upon the Change in Control, plus, to the extent that the Company’s shareholders received part cash and part Purchaser Securities in respect of their Shares, an amount in cash or Purchaser Securities, or a combination of cash and Purchaser Securities, in the discretion of the Company (or the purchaser, as applicable), having an aggregate value equal to the fair market value of the number of Purchaser Securities that the Participant would have received had he been the holder of one (1) Share upon the Change in Control.  For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon any of (i) the election of directors constituting a change during the course of any 12 month period in a majority of the board of directors of the Company (the “Board”), which directors were not nominated by the Board immediately in place prior to any such change; (ii) the election of directors constituting a majority of the board of directors (the “Rockstar Board”) of Rockstar Games, Inc., a wholly owned subsidiary of the Company, who are not full-time employees of either the Company or Rockstar and who were not nominated by the Rockstar Board immediately in place prior to any such change; (iii) the acquisition (whether by merger, consolidation, purchase or other transaction) by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the Company or Rockstar or the combined voting power of the then outstanding voting securities of the Company or Rockstar entitled to vote generally in the election of directors of the Board or the Rockstar Board, as applicable; (iv) a merger, consolidation or other transaction involving the Company or any of its subsidiaries which results in the stockholders of the Company or Rockstar prior thereto continuing to represent less than 50 percent of the outstanding shares of common stock or the combined voting power of the voting securities of the Company or Rockstar, as applicable, or the surviving entity after such transaction; or (v) the sale or other disposition of assets of the Company or Rockstar representing 50 percent or more of the consolidated assets, revenues, earnings or fair market value of either of them.

(d)                                 If any Shares become deliverable to the Participant hereunder, the Company shall promptly issue and deliver, unless the Company is using a book entry or similar method pursuant to Section 6 of this Agreement (in which case the Company shall upon request promptly issue and deliver upon the Participant’s request), to the Participant a new stock certificate registered in the name of the Participant for such Shares and deliver to the Participant such Shares, in each case free of all liens, claims and other encumbrances (other than those created by the Participant), subject to applicable withholding taxes.

3.                                      Termination.  Unless otherwise provided in an employment agreement or other similar agreement between the Participant and the Company or any of its Affiliates (as defined in the Plan) in effect on the date hereof, in the event of a Termination, the Participant shall forfeit to the Company, without compensation, any and all unvested Restricted Units (but not Shares or cash delivered to the Participant upon settlement of a Restricted Unit prior to such Termination).  For purposes of this Agreement, the date of the Participant’s Termination for all aspects of the Restricted Units shall be the earlier of (i) the date the Company or Rockstar tenders a notice of termination to the Participant or the Participant tenders a notice of resignation to the Company or Rockstar, or (ii) the date the Participant ceases to render actual services for the Company or Rockstar, without regard to any statutory or common law notice of termination period.

4.                                      Tax Withholding.  Regardless of any action the Company or Rockstar takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding applicable to the Restricted Units (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and that the Company and Rockstar (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Units, including the grant of the Restricted Units, the vesting of the Restricted Units, settlement of the Restricted Units, the subsequent sale of any Shares acquired pursuant to the Restricted Units and the receipt of any dividend equivalents; and (b) does not commit to structure the terms of the grant or any aspect of the Restricted Units to reduce or eliminate the Participant’s liability for Tax-Related Items.  Further, if the Participant becomes subject to taxation in more than one country between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and Rockstar may be required to withhold or account for Tax-Related Items in more than one country.

If the Participant’s country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of any cash proceeds (where the Restricted Units are settled in cash) or a portion of the Shares (where the Restricted Units are settled in Shares) otherwise issuable upon vesting that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld.   For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the Restricted Units.  If the obligation for Tax-Related Items is satisfied by withholding a portion of any cash proceeds (where the Restricted Units are settled in cash) or by withholding Shares (where the Restricted Units are settled in Shares), for tax purposes, the Participant shall be deemed to have been issued the gross amount of the cash payment or the full number of Shares, notwithstanding that a portion of any cash proceeds or a number of the Shares  are withheld solely for the purpose of satisfying any withholding obligations for the Tax-Related Items due.  In addition, the Company and/or Rockstar may, on behalf of the Participant, sell a sufficient number of whole Shares issued upon vesting of the Restricted Units having an aggregate Fair Market Value that would satisfy the withholding amount (where the Restricted Units are settled in Shares).  Alternatively, the Company and/or Rockstar may, in their discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s regular salary or other amounts payable to the Participant, or may require the Participant to submit payment equivalent to the minimum Tax-Related Items required to be withheld by means of certified check, cashier’s check or wire transfer.

Notwithstanding the above, if the Participant has entered into in a 10b5-1 trading plan, withholding of the Tax-Related Items may be satisfied as provided for under such 10b5-1 trading plan.

In the event the withholding requirements are not satisfied, no cash payment will be made (where the Restricted Units are settled in cash) or no Shares will be released (where the Restricted Units are settled in Shares) to the Participant (or the Participant’s estate) upon vesting of the Restricted Units unless and until satisfactory arrangements (as determined by the Company in its sole discretion) have been made by the Participant with respect to the payment of any such Tax-Related Items.  By accepting the Restricted Units, the Participant expressly consents to the methods of withholding as provided hereunder and/or any other methods of withholding that the Company and/or Rockstar may decide to use and are permitted under the Agreement to meet the withholding and/or other requirements as provided under applicable laws, rules and regulations.  All other Tax-Related Items related to the Restricted Units shall be the sole responsibility of the Participant.

To the extent the Company and/or Rockstar pay any Tax-Related Items that are the Participant’s responsibility (“Advanced Tax Payments”), the Company and/or Rockstar shall be entitled to recover such Advanced Tax Payments from the Participant in any and all manner that the Company and/or Rockstar determine appropriate in their sole discretion.  For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to the Participant by the Company and/or Rockstar (including regular salary/wages, bonuses, incentive payments and Shares acquired by the Participant pursuant to any equity compensation plan that are otherwise held by the Company for the Participant’s benefit).

5.                                      Obligation to Maintain Registration Statement with Reoffer Prospectus.  To the extent that the Company settles any Restricted Units in Shares, such Shares shall be issued pursuant to a Registration Statement on Form S-8 including a “re-offer prospectus” to enable the Participant to freely sell Shares that have been delivered to him, and shall maintain the current status of such Registration Statement (and the applicable prospectuses) for so long as any Shares remain owned by the Participant.

6.                                      Uncertificated Shares.  Notwithstanding anything else herein, to the extent permitted under applicable law and if the Company decides to settle the Restricted Units in Shares, the Company may issue the Shares in the form of uncertificated shares.  Such uncertificated Shares shall be credited to a book entry account maintained by the Company (or its designee) on behalf of the Participant.  If thereafter certificates are issued with respect to the uncertificated shares, such issuance and delivery of certificates shall be in accordance with the applicable terms of this Agreement.

7.                                      Adjustments.  The Company shall make any adjustments to the Restricted Units upon any changes in capital structure of the Company, as determined by the Company’s board of directors in good faith and in a manner consistent with adjustments made to awards granted under the Plan.  The Company hereby agrees that in the event that the Company takes any action with respect to outstanding awards under the Plan (including restricted stock) pursuant to Section 4.2 of the Plan, the Restricted Units shall receive the same treatment as applied to all other Shares or awards in respect of Shares.

8.                                      No Obligation to Continue Employment/Extraordinary Compensation.  This Agreement is not an agreement of employment.  This Agreement does not guarantee that Rockstar, nor the Company or its Affiliates, will employ or retain, or continue to employ or retain, the Participant during the entire, or any portion of the, term of this Agreement, including but not limited to any period during which the Restricted Units are outstanding, nor does it modify in any respect Rockstar’s, the Company’s or an Affiliate’s right to terminate or modify the Participant’s employment or compensation.

9.                                      Termination Indemnities.  The value of the Restricted Units is an extraordinary item of compensation.  As such, the Restricted Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments to which the Participant may be otherwise entitled.

10.                               Discretionary Nature of Award; No Vested Rights.  The Participant acknowledges and agrees that the grant of the Restricted Units is discretionary in nature and limited in duration, and that the Plan may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time.  The grant of the Restricted Units is a one-time benefit and does not create any contractual or other right to receive a grant of Restricted Units or other award or benefits in lieu of the Restricted Units in the future.  Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award, the number of Shares subject to an award and the vesting provisions.

11.                               Commercial Relationship.  The  Participant expressly recognizes that the Company’s grant of the Restricted Units does not create an employment relationship between the Participant and the Company.  The Participant has been granted the Restricted Units as a consequence of the commercial relationship between the Company and Rockstar, and the Participant expressly recognizes that the grant of the Restricted Units does not establish any rights between the Participant and Rockstar.

12.                               Compliance With Age Discrimination Rules.  For purposes of this Agreement, if the Participant is a local national of and employed in a country that is a member of the European Union, the grant of the Restricted Units and the terms and conditions governing the Restricted Units are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”).  To the extent a court or tribunal of competent jurisdiction determines that any provision of the Restricted Units is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

13.                               Private Placement.  The grant of the Restricted Units is not intended to be a public offering of securities in the Participant’s country of residence (and country of employment, if different) but instead is intended to be a private placement.  As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Restricted Units is not subject to the supervision of the local securities authorities.

14.                               Repatriation and Legal/Tax Compliance Requirements.  If the Participant is a resident of or employed in a country other than the United States, the Participant agrees, as a condition of the Restricted Units, to repatriate all payments attributable to the Restricted Units in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different).  In addition, the Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and Rockstar, as may be required to allow the Company and Rockstar to comply with local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).  Finally, the Participant agrees to take any and all actions that may be required to comply with the Participant’s personal legal and tax obligations under local laws, rules and regulations in the Participant’s country of residence (and country of employment, if different).

15.                               Notices.  Any notice or communication given hereunder (each a “Notice”) shall be in writing and shall be sent by personal delivery, by courier or by United States mail (registered or certified mail, postage prepaid and return receipt requested), to the appropriate party at the address set forth below:

If to the Company, to:

Take-Two Interactive Software, Inc.

622 Broadway

New York, New York 10012

Attention: General Counsel

Facsimile:  646-536-2923

If to the Participant, to the address for the Participant on file with the Company,

or such other address or to the attention of such other person as a party shall have specified by prior Notice to the other party.  Each Notice will be deemed given and effective upon actual receipt (or refusal of receipt).

16.                               Acceptance.  The Participant shall forfeit the Restricted Units if the Participant does not execute this Agreement within a period of 60 days from the date the Participant receives this Agreement.

17.                               Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by, and construed in accordance with, the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.                               Consent to Jurisdiction.  In the event of any dispute, controversy or claim between the Company or any Affiliate and the Participant in any way concerning, arising out of or relating to the Plan or this Agreement (a “Dispute”), including without limitation any Dispute concerning, arising out of or relating to the interpretation, application or enforcement of the Plan or this Agreement, the parties hereby (a) agree and consent to the personal jurisdiction of the courts of the State of New York located in New York County and/or the Federal courts of the United States of America located in the Southern District of New York (collectively, the “Agreed Venue”) for resolution of any such Dispute, (b) agree that those courts in the Agreed Venue, and only those courts, shall have exclusive jurisdiction to determine any Dispute, including any appeal, and (c) agree that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York.  The parties also hereby irrevocably (i) submit to the jurisdiction of any competent court in the Agreed Venue (and of the appropriate appellate courts therefrom), (ii) to the fullest extent permitted by law, waive any and all defenses the parties may have on the grounds of lack of jurisdiction of any such court and any other objection that such parties may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court (including without limitation any defense that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum), and (iii) consent to service of process in any such suit, action or proceeding, anywhere in the world, whether within or without the jurisdiction of any such court, in any manner provided by applicable law.  Without limiting the foregoing, each party agrees that service of process on such party pursuant to a Notice as provided in Section 15 hereof shall be deemed effective service of process on such party.  Any action for enforcement or recognition of any judgment obtained in connection with a Dispute may enforced in any competent court in the Agreed Venue or in any other court of competent jurisdiction.

19.                               Consent to Collection, Processing and Transfer of Personal Data.  Pursuant to applicable personal data protection laws, the Company and Rockstar hereby notify the Participant of the following in relation to the Participant’s personal data and the collection, processing and transfer of such data in relation to the Company’s grant of the Restricted Units.  The collection, processing and transfer of the Participant’s personal data are necessary for the Company’s administration of the Restricted Units.  The Participant’s denial and/or objection to the collection, processing and transfer of personal data may affect the Participant’s ability to receive the Restricted Units.  As such, the Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and Rockstar hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in Participants’ favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company will process the Data for the exclusive purpose of implementing, administering and managing the Participant’s award of Restricted Units.  The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant’s country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of administering the Participant’s Restricted Units.

The Company and Rockstar will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s Restricted Units, and the Company and Rockstar may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Restricted Units.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant’s Restricted Units.

The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the administration of the Restricted Units.  The Participant may seek to exercise these rights by contacting the Participant’s local HR manager or the Company’s Stock Plan Administration Department.

20.                               Counterparts.  This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

21.                               Miscellaneous.

(a)                                 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)                                 The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

(c)                                  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

22.                               Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Units by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to have the Restricted Units administered through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

23.                               English Language.  The Participant acknowledges and agrees that it is the Participant’s express intent that this Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Units be drawn up in English.  If the Participant has received this Agreement or any other documents related to the Restricted Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

24.                               Addendum.  Notwithstanding any provision of this Agreement to the contrary, the Restricted Units shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different) as are set forth in the applicable addendum to the Agreement (the “Addendum”).  Further, if the Participant transfers residency and/or employment to another country reflected in an Addendum to the Agreement, the special terms and conditions for such country will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations, or to facilitate the operation and administration of the Restricted Units (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).  Any applicable Addendum shall constitute part of this Agreement.

25.                               Additional Requirements.  The Company reserves the right to impose other requirements on the Restricted Units and any amounts issued in settlement of the Restricted Units to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Restricted Units.  Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

[Remainder of page intentionally left blank — signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

TAKE-TWO INTERACTIVE SOFTWARE, INC.

By:

Title:

PARTICIPANT

[Name]

ADDENDUM TO

GLOBAL RESTRICTED UNIT AGREEMENT

In addition to the terms of the Global Restricted Unit Agreement (the “Agreement”), the Restricted Units are subject to the following additional terms and conditions as set forth in this addendum to the extent the Participant resides and/or is employed in one of the countries addressed herein (the “Addendum”).  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Agreement. To the extent the Participant transfers residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to the Participant to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Restricted Units (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

Canada

1.                                      Language.  The following provisions will apply if the Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that the Agreement, including this Addendum, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relatif à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

France

1.                                      English Language.  The Participant acknowledges and agrees that it is the Participant’s express intent that the Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Restricted Units, be drawn up in English.  If the Participant has received the Agreement, the Plan or any other documents related to the Restricted Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

Langue anglaise. Le Support reconnaît et consent que c’est l’intention de Support expresse que le Grant Accord, le Projet et tous les autres documents, les notifications et l’événement légal est entré dans, compte tenu de ou institué conformément à l’Restricted Units, est formulé dans l’anglais. Si le Support a reçu le Grant Accord, le Projet ou aucuns autres documents liés à l’Units a traduit dans une langue autrement que l’anglais, et si le sens de la version traduite est différent de la version anglaise, la version anglaise contrôlera.

Netherlands

1.                                      Waiver of Termination Rights.  In consideration of the grant of the Restricted Units, the Participant waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Restricted Units, or (b) the Participant ceases to have rights under, or ceasing to be entitled to Restricted Units as a result of such termination.

Spain

1.                                      Severance for Cause.  Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined in the Plan, irrespective of whether the termination is or is not considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

2.                                      Acknowledgement of Discretionary Nature of the Restricted Units; No Vested Rights.  In accepting the Restricted Units, the Participant acknowledges that the Participant has received a copy of the Agreement and Addendum. The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted the Restricted Units to individuals who may be employees of the Company or its Subsidiaries and Affiliates throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or Affiliates on an ongoing basis.  Consequently, the Participant understands that the Restricted Units are granted on the assumption and condition that the Restricted Units and any amounts paid in settlement of the Restricted Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above. Thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the Restricted Units shall be null and void.

The Participant understands and agrees that, as a condition of the grant of the Restricted Units and unless otherwise provided in the Agreement, the unvested portion of the Restricted Units as of the date of the Participant’s Termination will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, (i) material modification of the terms of employment under Article 41 of the Workers’ Statute or (ii) relocation under Article 40 of the Workers’ Statute. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination on the Participant’s Restricted Units.

United Kingdom

1.                                      Income Tax and Social Insurance Contribution Withholding.  The following provision shall replace Section 4 of the Agreement:

Regardless of any action the Company or Rockstar takes with respect to any or all income tax, primary and secondary Class 1 National Insurance contributions, payroll tax or other tax-related withholding attributable to or payable in connection with or pursuant to the grant or vesting of the Restricted Units, the payment of cash or the acquisition of Shares, or the release or assignment of the Restricted Units for consideration, or the receipt of any other benefit in connection with the Restricted Units (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility.  Furthermore, the Company and/or Rockstar: (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Units, including the grant of the Restricted Units, the vesting of the Restricted Units, settlement of the Restricted Units, the subsequent sale of any Shares acquired pursuant to the Restricted Units and the receipt of any dividend equivalents; and (b) does not commit to structure the terms of the grant or any aspect of the Restricted Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

As a condition of the payment of cash or the issuance of Shares upon vesting of the Restricted Units, the Company and Rockstar shall be entitled to withhold and the Participant agrees to pay, or make adequate arrangements satisfactory to the Company and/or Rockstar to satisfy, all obligations of the Company and/or Rockstar to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items.  In this regard, the Participant authorizes the Company and Rockstar to withhold all applicable Tax-Related Items legally payable by the Participant from any salary/wages or other cash compensation paid to the Participant by the Company and Rockstar.  Alternatively, or in addition, if permissible under local law, the Participant authorizes the Company and/or Rockstar, each at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by the Participant by one of the following: (a) by withholding a portion of any cash payment made in settlement the Restricted Units (where the Restricted Units are settled in cash);(b) by electing to have the Company withhold from the Shares to be issued upon vesting of the Restricted Units a sufficient number of whole Shares having an aggregate Fair Market Value that would satisfy the withholding amount (where the Restricted Units are settled in Shares); or (c) by selling on behalf of the Participant a sufficient number of whole Shares issued upon vesting of the Restricted Units having an aggregate Fair Market Value that would satisfy the withholding amount (where the Restricted Units are settled in Shares); provided, however, that in no event may the whole number of Shares withheld or sold in the case of clause (b) or (c) exceed the applicable statutory minimum withholding rates (if any).  If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Participant shall be deemed to have been issued the full number of Shares subject to the Restricted Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Restricted Units.

If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), the Participant has relocated to a jurisdiction other than the jurisdiction in which the Participant was living in at the Grant Date, the Participant acknowledges that the Company and Rockstar may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Participant also agrees that the Company and Rockstar may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which the Participant may have to recover any overpayment from the relevant tax authorities.

The Participant shall pay to the Company or Rockstar any amount of Tax-Related Items that the Company or the Participant may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described.  If the Restricted Units are settled in Shares and payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), the Participant agrees that the amount of any uncollected income tax shall (assuming the Participant is not a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by the Participant to Rockstar, effective on the Due Date.  The Participant agrees that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and the Company and/or Rockstar may recover it at any time thereafter by any of the means referred to above.  If any of the foregoing methods of collection are not allowed under applicable laws or if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section, the Company may refuse to deliver the Shares acquired under the Plan.

2.                                      Exclusion of Claim. The Participant acknowledges and agrees that the Participant will have no entitlement to compensation or damages in consequence of the Participant’s Termination for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from the Participant’s ceasing to have rights under or to be entitled to vesting in the Restricted Units as a result of such Termination, or from the loss or diminution in value of the Restricted Units.  Upon the grant of the Restricted Units, the Participant shall be deemed irrevocably to have waived any such entitlement.